Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-36981, No. 33-91196, No. 333-60665, No. 333-64498, No. 333-69042, No. 333-82194, No. 333-120294, No. 333-128363, No. 333-128364, No. 333-148502, and No. 333-169260 of our reports dated May 23, 2012, relating to the financial statements and of Alliant Techsystems, Inc. and subsidiaries, and the effectiveness of Alliant Techsystems Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended March 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

May 23, 2012